Exhibit (c)(ii)

Fairness Opinion Materials for the Special Committee K-tel International, Inc. December 29, 2006

Disclaimer The accompanying material was complied on a confidential basis for use by the Special Committee of the Board of Directors of K-tel International, Inc. (“K-tel” or the “Company”) in evaluating the proposed transaction described herein. This material is not intended to provide the sole basis for evaluating the transaction, does not purport to contain all information that may be required and should not be considered a recommendation with respect to a transaction. This material was prepared for a specific use by specific persons familiar with the business and affairs of K-tel and not prepared with a view to public disclosure. Nothing contained in the accompanying material is intended to be relied upon as a promise or representation as to the past or the future. Craig-Hallum Capital Group LLC (“Craig-Hallum”) undertakes no obligation to update or revise the accompanying material. It should be understood that certain financial and market information, estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by the Company and public sources without the assumption by Craig-Hallum of responsibility for any independent verification thereof. Accordingly, neither Craig-Hallum not any of its officers, directors, employees, affiliates, advisors, agents or representatives warrants the accuracy or completeness of any such information, including, without limitation, the accuracy or achievability of any such valuations, estimates and our projections. Actual results may very from such estimates, valuations or projections and such variations may be material. This material must not be copied, reproduced, distributed or passed to others at any time without the prior written consent of Craig-Hallum.

Table of Contents Section I K-tel International, Inc. Overview Section II Summary of Proposed Transaction Section III Summary of Due Diligence Procedures Section IV Valuation Analyses Section V Appendices

SECTION I K-tel International, Inc. Overview

K-tel International, Inc. Overview K-tel, incorporated in 1968, licenses its music catalog internationally and markets entertainment products mainly derived from its catalog through retail and direct response marketing channels in the United States and Europe. K-tel’s proprietary master music catalog consists of approximately 6,000 titles consisting of original recordings and re-recordings of music from the 1950’s through today. The Company licenses the rights to its master recordings to third parties worldwide for use in albums. K-tel also licenses its master recordings for films, television programs, commercials and electronic downloads to various media formats. Competitors include the following significantly larger companies: Sony BMG Corp. Time Warner, Inc. EMI Group PLC Industry Trends Music publishing generates high margin royalty income when a song is broadcast, sold, downloaded, used in a movie, television program, or performed publicly. The recorded music business is highly unpredictable and retail sales have been declining over the last several years, hurting profits at many companies. these trends have been particularly pronounced at K-tel.

K-tel International, Inc. Overview Revenue has declined over the last five years while operating losses have increased. Fiscal 2006 sales fell approximately 20% to $4.8 million from $6.0 million in fiscal 2005. retail sales declined approximately 55% to $2.06 million in fiscal 2006 from $4.55 million in fiscal 2005 due primarily to the Company’s transition to a licensing business model. licensing revenue increased approximately 85% to $2.75 million in fiscal 2006 from $1.49 million in fiscal 2005. Funding for operations has been accomplished through a combination of a revolving loan and a term loan. the creditor is an affiliate of K-tel (the largest shareholder, board chairman, president and CEO). $12.4 million of total debt is outstanding as of September 30, 2006 (due July 20, 2008). In addition to high financial leverage, stockholders’ equity is negative $12.3 million and net working capital is negative $12.7 million, as of September 30, 2006. Due to significant recurring operating losses and a net working capital deficit, K-tel’s auditor has issued a going concern opinion in connection with the fiscal 2006 financial statements.

K-tel International, Inc. Overview

Financial Summary
For the Years Ended June 30
($'s in Thousands)

	2002	2003	2004	2005	2006	LTM 9/30/2006
Net Sales	$ 6,891	$ 7,234	$ 6,679	$ 6,041	$ 4,804	$ 4,496
Cost of Goods Sold	2,353	3,100	2,934	2,439	2,012	1,794
Gross Profit	$ 4,538	$ 4,134	$ 3,745	$ 3,602	$ 2,792	$ 2,702
Operating Expenses	4,584	3,985	3,778	3,692	3,217	3,167
Operating Income	$ (46)	$ 149	$ (33)	$ (90)	$ (425)	$ (465)
Interest Expense	(472)	(534)	(497)	(630)	(800)	(852)
Other Income (Expense)	(37)	74	(20)	24	25	23
Pretax Income	$ (555)	$ (311)	$ (550)	$ (696)	$ (1,200)	$ (1,294)
Income Taxes (Benefit)	(141)	0	(168)	(88)	0	0
Net Income (Loss) from Continuing Operations	$ (414)	$ (311)	$ (382)	$ (608)	$ (1,200)	$ (1,294)
EPS - Basic and Fully Diluted	$ (0.03)	$ (0.02)	$ (0.03)	$ (0.04)	$ (0.09)	$ (0.10)
Key Financial Metrics (b)						
Gross Margin	65.9%	57.1%	56.1%	59.6%	58.1%	60.1%
Operating Margin	-0.7%	2.1%	-0.5%	-1.5%	-8.8%	-10.3%
Depreciation and Amortization	$ 380	$ 315	$ 253	$ 224	$ 200	$ 192
EBITDA (a)	$ 334	$ 464	$ 220	$ 134	$ (225)	$ (273)
EBITDA Margin	4.8%	6.4%	3.3%	2.2%	-4.7%	-6.1%
Capital Expenditures	$ 124	$ 18	$ 66	$ 42	$ 8	$ 11
Music Catalog Additions	$ 0	$ 0	$ 26	$ 15	$ 0	$ 0
Cash	$ 75	$ 1,219	$ 147	$ 1,272	$ 1,689	$ 1,470
Interest Bearing Debt	$ 10,253	$ 11,515	$ 11,200	$ 11,518	$ 12,098	$ 12,399
Stockholders' Equity	$ (9,343)	$ (10,194)	$ (10,200)	$ (10,561)	$ (11,982)	$ (12,308)

Note:
(a) Operating income (EBIT) plus depreciation and amortization
(b) Based on SEC filings.

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K-tel International, Inc. Overview Current Ownership Structure (shares in 000s) Shareholder Number of Shareholders Shares % of Total Philip Kives and affiliate 1 8,374 61.3% Minority Shareholders 1,398 5,280 38.7% Total 1,399 13,654 100.0% Source: Company documents

Stock Price Trading History The Company’s common stock currently trades on the pink-sheets. The Company has a small float and trades thinly. K-tel International, Inc. Overview

 K-tel International, Inc. Overview Closing Stock Price (12/28/06) $0.04 Market Capitalization ($'s in Thousands) $546 Float 38.7% Weighted Average Stock Price Since 11/24/06 (a) $0.04 52 Week High - Low $0.08 - $0.01 3 Month Weighted Average Stock Price $0.04 3 Month Average Daily Volume 3,889 6 Month Weighted Average Stock Price $0.05 6 Month Average Daily Volume 4,054 12 Month Weighted Average Stock Price $0.04 12 Month Average Daily Volume 4,585 3 Year Weighted Average Stock Price $0.10 3 Year Average Daily Volume 6,450 Source: Capital IQ and Bloomberg. (a) On 11/22/06, K-Tel filed its Form 10-Q for the quarters ended 9/30/05, 12/31/05, 3/31/06 and 9/30/06 and its Form 10-K for the fiscal year ended 6/30/06. Stock Trading History

K-tel International, Inc. Overview Five Year Sock Price Trading History $0.00 $0.05 $0.10 $0.15 $0.20 $0.25 $0.30 $0.35 $0.40 $0.45 12/28/01 12/28/02 12/28/03 12/28/04 12/28/05 12/28/06

K-tel International, Inc. Overview Five Year Daily Trading Volume - 50,000 100,000 150,000 200,000 250,000 300,000 350,000 400,000 12/28/01 12/28/02 12/28/03 12/28/04 12/28/05 12/28/06

K-tel International, Inc. Overview Volume Traded at Various Price Levels Three Month Weighted Average Price = $.04 9/27/06 - 12/28/06 0 50,000 100,000 150,000 200,000 $0.00 - $.01 $0.01 - $0.02 $0.02 - $0.04 $0.04 - $0.05 $0.05 - $0.06 Stock Price Ranges Shares Traded 0.00% 25.00% 50.00% ` 58.97% 31.37% 9.66% Six Month Weighted Average Price = $.05 6/27/06 - 12/28/06 14.12% 21.01% 0 100,000 200,000 300,000 400,000 $0.00 - $.02 $0.02 - $0.03 $0.03 - $0.05 $0.05 - $0.06 $0.06 - $0.08 Stock Price Ranges Shares Traded 0.00% 20.00% 40.00% 60.00% 64.87% One Year Weighted Average Price = $.04 12/27/05 - 12/28/06 13.89% 12.26% 46.55% 6.46% 20.83% 0 100,000 200,000 300,000 400,000 500,000 600,000 $0.00 - $.02 $0.02- $0.03 $0.03- $0.05 $0.05- $0.06 $0.06- $0.08 Stock Price Ranges Shares Traded 0.00% 10.00% 20.00% 30.00% 40.00% 50.00% Three Year Weighted Average Price = $.10 12/26/2003 - 12/28/2006 26.76% 49.66% 10.53% 10.18% 2.88% 0 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 $0.00 - $.06 $0.06- $0.12 $0.12- $0.17 $0.17- $0.23 $0.23- $0.29 Stock Price Ranges Shares Traded 0.00% 20.00% 40.00% 60.00% 80.00% 100.00%

SECTION II Summary of Proposed Transaction

Proposed Transaction K-tel is proposing to undertake a reverse stock split transaction that would have the effect of reducing the number of shareholders below 300, thus allowing for the termination of SEC reporting obligations. Reverse split of 1-for-5,000 existing shares held by a shareholder, with fractional shares being redeemed by K-tel for $.0625 per share for each pre-split share. Immediately following the reverse split and cash-out of fractional shareholders, K-tel will effect a forward split of 5,000-for-1 existing shares. Summary of Terms: Price Per Share $.0625 Consideration Cash Implied Premium 56.3% above the 20 day average and closing stock price on December 28, 2006. Implied Equity Value $853,000 Implied Enterprise Value $11.78 million Note: enterprise value equals equity value plus interest bearing debt less cash 13.65 million shares outstanding per management Summary of Proposed Transaction

Management Rationale Stockholders are unable to benefit fully from public company status due to: low trading volume and small public float which limits shareholder liquidity. the Company is not able to raise capital conventionally in the public markets. the Company is not an attractive investment for institutional investors. the Company is not able to effectively use shares for acquisitions or to successfully attract and retain employees. The scale of the Company has changed dramatically and management considers the increasing annual costs and other burdens of continuing as an SEC reporting company to be outweighed by any benefit of continuing as such. A reverse split provides multiple benefits including; reduction of direct and indirect costs. stockholders are able to sell without a brokerage commission. Summary of Proposed Transaction

SECTION III Summary of Due Diligence Procedures

Due Diligence Procedures We reviewed the following information regarding K-tel: Annual report and form 10-K for the five fiscal years ended June 30, 2006; Form 10-Q for the three month period ended September 30, 2006; Form 8-Ks filed since 2005: Recent press releases; Apple download history provided by management; Listing of downloaded songs by title provided by management; Financial projections for the five fiscal years ending June 30, 2011 provided by management; breakdown of revenue by source. estimates of net operating loss (NOL) tax benefits. estimates of cost savings from public company status. In addition, we held discussions with key management of K-tel concerning the history and future outlook for the Company and other matters relevant to our analyses. Interviews with company counsel and conferences with the Special Committee of the Board of Directors of the Company.

SECTION IV Valuation Analyses

Comparable Public Company Analysis This analysis compares selected financial and valuation metrics of K-tel relative to those of public companies that are similar based on lines of business, markets, customers, financial characteristics and other factors. Our initial search included companies operating under Standard Industrial Classification codes: 2741 (music publishing and printing), 6794 (music licensing) and 7389 (music distribution). Additionally, we considered public companies operating primarily in the music and video entertainment sectors. We excluded companies with market capitalizations in excess of $200 million. Based upon a review of business descriptions, financial information (including estimated financial data) and stock market data, we selected the following five companies as being the most comparable to the Company: Digital Music Group, Inc. Image Entertainment, Inc. Madacy Entertainment Income Fund MediaBay, Inc. Napster, Inc. Valuation Analyses

Valuation Analysis ($'s in thousands, except per share data) Company Name Ticker Fiscal Year End LTM Period Price 12/28/06 52 Wk High 52 Wk Low % of 52 Wk High Market Cap Net Debt (a) Preferred Stock Minority Interest Enterprise Value Image Entertainment Inc. DISK 3/31/2006 9/30/2006 $3.37 $4.12 $3.00 81.8% $72,714 $21,435 $0 $0 $94,149 Madacy Entertainment Income Fund MEG.UN 12/31/2005 9/30/2006 $1.98 $6.73 $1.18 29.5% $14,954 $22,415 $0 $27,098 $64,467 Napster Inc. NAPS 3/31/2006 9/30/2006 $3.70 $5.10 $2.55 72.5% $167,028 ($90,318) $0 $0 $76,710 Digital Music Group Inc. DMGI 12/31/2005 9/30/2006 $4.51 $10.42 $3.75 43.3% $40,748 ($24,165) $0 $0 $16,583 MediaBay Inc. MBAY 12/31/2005 9/30/2006 $0.06 $1.98 $0.01 2.8% $578 $18,627 $0 $0 $19,205 K-tel International, Inc. KTEL 6/30/2006 9/30/2006 $0.04 $0.08 $0.01 50.0% $546 $10,929 $0 $0 $11,475 Note: (a) Net debt equals interest bearing debt less cash. Market Capitalization and Enterprise Value

 Valuation Analysis ($'s in thousands, except per share data) Company Name Ticker Revenue EBITDA EBIT Net Income EPS EBITDA EBIT Net Income EV/ Revenue EV/ EBITDA EV/ EBIT P/E Image Entertainment Inc. DISK $114,768 $130 ($2,498) ($4,047) ($0.19) 0.1% -2.2% -3.5% 0.82x NM NM NM Madacy Entertainment Income Fund MEG.UN $116,397 $8,635 $3,840 $3,287 $0.44 7.4% 3.3% 2.8% 0.54x 7.2x 16.3x 6.4x Napster Inc. NAPS $103,887 ($42,877) ($46,708) ($40,227) ($1.00) -41.3% -45.0% -38.7% 0.74x NM NM NM Digital Music Group Inc. DMGI $2,549 ($1,316) ($1,572) ($771) ($0.12) -51.6% -61.7% -30.3% 6.51x NM NM NM MediaBay Inc. MBAY $5,407 ($6,889) ($7,434) ($22,573) ($2.22) -127.4% -137.5% -417.5% 3.56x NM NM NM Max $116,397 $8,635 $3,840 $3,287 $0.44 7.4% 3.3% 2.8% 6.51x 7.2x 16.3x 6.4x Mean $68,602 ($8,464) ($10,875) ($12,866) ($0.62) -42.6% -48.6% -97.4% 2.43x 7.2x 16.3x 6.4x Median $103,887 ($1,316) ($2,498) ($4,047) ($0.19) -41.3% -45.0% -30.3% 0.82x 7.2x 16.3x 6.4x Min $2,549 ($42,877) ($46,708) ($40,227) ($2.22) -127.4% -137.5% -417.5% 0.54x 7.2x 16.3x 6.4x K-tel International, Inc. KTEL $4,496 (273) $ ($465) (1,294) $ ($0.10) -6.1% -10.3% -28.8% 2.55x NM NM NM Source: Capital IQ Valuation Multiples LTM Financial Data Margins

Valuation Analysis One-Year Historical Growth Company Name Ticker Revenue EBITDA EBIT EPS Revenue EBITDA EBIT EPS Image Entertainment Inc. DISK 8.7% -96.7% NM NM 11.5% -69.1% NM NM Madacy Entertainment Income Fund MEG.UN NM NM NM 661.2% NM NM NM NM Napster Inc. NAPS 40.5% NM NM NM -0.7% NM NM NM Digital Music Group Inc. DMGI NM NM NM NM NM NM NM NM MediaBay Inc. MBAY -53.0% NM NM NM -49.8% NM NM NM Max 40.5% -96.7% NM 661.2% 11.5% -69.1% NM NM Mean -1.3% -96.7% NM 661.2% -13.0% -69.1% NM NM Median 8.7% -96.7% NM 661.2% -0.7% -69.1% NM NM Min -53.0% -96.7% NM 661.2% -49.8% -69.1% NM NM K-tel International, Inc. KTEL -20.5% NM NM NM -15.2% NM NM NM Source: Capital IQ 3 Year CAGR

Valuation Analysis ($'s in thousands, except per share data) Company Name Ticker Fiscal Year End CFY Period Revenue EBITDA EPS EBITDA Net Income EV/ Revenue EV/ EBITDA P/E Image Entertainment Inc. DISK 3/31/2006 3/31/2007 $98,833 ($6,600) ($0.37) -6.7% NA 0.95x NM NM Madacy Entertainment Income Fund MEG.UN 12/31/2005 12/31/2006 $91,000 $7,460 $0.75 8.2% 6.2% 0.71x 8.6x 20.0x Napster Inc. NAPS 3/31/2006 3/31/2007 $109,241 ($38,023) ($0.98) -34.8% NA 0.70x NM NM Digital Music Group Inc. DMGI 12/31/2005 12/31/2006 $10,923 $251 ($0.19) 2.3% NA 1.52x 66.1x NM MediaBay Inc. MBAY 12/31/2005 12/31/2006 NA NA NA NA NA NA NA NM Max 8.2% 6.2% 1.52x 8.6x 20.0x Mean -7.7% 6.2% 0.97x 8.6x 20.0x Median -2.2% 6.2% 0.83x 8.6x 20.0x Min -34.8% 6.2% 0.70x 8.6x 20.0x Notes: CFY = Current Fiscal Year Source: Capital IQ and Bloomberg The EBITDA multiple for Digital Music Group, Inc. is not fundamentally significant and is considered an outlier. Valuation Multiples CFY Estimated Financial Data Margins

Valuation Analysis

($'s in thousands)

		Balance Sheet			LTM Return		Leverage				Liquidity	
Company Name	Ticker	Total Assets	Total Liabilities	Stockholders' Equity	ROE (a)	ROA (b)	Debt (c) / Total Capital (d)	D/E (e)	Total Debt/ EBITDA	EBIT/ Net Interest Expense	Current Ratio	Quick Ratio
Image Entertainment Inc.	DISK	$95,229	$23,385	$36,085	NM	NM	39.3%	64.8%	1.80	NM	1.64	0.64
Madacy Entertainment Income Fund	MEGUN	$120,654	$22,656	$49,251	12.0%	3.8%	22.9%	46.0%	0.03	1.91	1.12	0.65
Napster Inc.	NAPS	$138,178	$39,200	$98,976	NM	NM	NM	NM	NM	NM	2.67	2.54
Digital Music Group Inc. (f)	DMGI	$38,864	$2,775	$36,090	NM	NM	0.2%	0.2%	NM	NM	10.58	9.85
MediaBay Inc.	MBAY	$10,223	$21,689	($16,136)	NM	NM	390.6%	NM	NM	NM	0.18	0.13
Max		$138,178	$39,200	$98,976	12.0%	3.8%	390.6%	64.8%	1.80	1.91	10.58	9.85
Mean		$80,630	$21,941	$40,853	12.0%	3.8%	113.3%	37.0%	0.91	1.91	3.24	2.76
Median		$95,229	$22,656	$36,090	12.0%	3.8%	31.1%	46.0%	0.91	1.91	1.64	0.65
Min		$10,223	$2,775	-$16,136	12.0%	3.8%	0.2%	0.2%	0.03	1.91	0.18	0.13
K-tel International, Inc.	KTEL	$3,070	$15,378	($12,308)	NM	NM	95.2%	NM	NM	NM	0.18	0.15

Note

(a) ROA is calculated as EBIT * (1-tax rate) / total assets

(b) ROE is calculated as net income / stockholders' equity

(c) Debt is equal to book value of interest bearing debt plus capital lease obligations.

(d) Total capital is equal to interest bearing debt plus market capitalization.

(e) D/E is equal to total liabilities divided by stockholders' equity.

(f) Due to the change in fiscal year end in 2005, LTM ROE and ROA was calculated through 2005.

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Valuation Analysis Comparable Public Company Analysis Low Mean Median High Enterprise Value / LTM Revenue 0.54x 2.43x 0.82x 6.51x 2.62x Enterprise Value / CFY Estimated Revenue (a) 0.70x 0.97x 0.83x 1.52x 5.07x Enterprise Value / CFY Estimated EBITDA (a) 8.6x 8.6x 8.6x 8.6x 14.5x Note: (a) CFY (FY 2007) data prepared by the management of K-tel was based on the assumption of the discontinuance Public Company Multiples Transaction Consideration Multiples operating loss to date. Management has projected that the retail music sales segment will continue to produce an operating loss. of the retail music sales segment as of the beginning of fiscal 2007. The retail music sales segment has produced an

Comparable Merger and Acquisition Transactions This analysis compares selected financial and valuation metrics of the company with those of similar public and private companies that have recently been merged or acquired. We reviewed publicly available information, press releases and databases for industry transactions that closed since 2004 but the data was insufficient. Accordingly, we did not perform a comparable merger and acquisition transaction analysis. Valuation Analysis

Discounted Cash Flow Analysis This analysis calculates the present value of the cash flow earned during the forecast period plus the value at the end of that period, referred to as the terminal value. The terminal value component recognizes that a company has a perpetual life and refers to the value of all future cash flows from an asset at a specific point in time. For purposes of this analysis, the following range of assumptions were used: 5 fiscal years of cash flows discounted to December 28, 2006. Discount rates: 16.0% to 20.0% based on the assumption of a licensing business model. Terminal value: perpetual growth rates of year 5 free cash flow at 2.0% to 4.0%. Analyzed the Company’s existing net operating loss (NOL) carry-forwards. The projected financial data was prepared by the management of K-tel based on the assumption of the discontinuance of the retail music sales segment as of the beginning of fiscal 2007. The retail music sales segment has produced an operating loss to date and management has projected that the retail music sales segment will continue to produce an operating loss. Valuation Analysis

Valuation Analysis

K-tel Cash Flow Projections (a)
($'s in Thousands)

	Actual		Fiscal Years Ending June 30											
	2006	%	2007E	%	2008E	%	2009E	%	2010E	%	2011E	%	Perpetuity	%
Sales														
Total Non Digital UK Licensing	$ 459		$ 450		$ 428		$ 406		$ 386		$ 367		$ 367	
Total Non Digital DEI Licensing Revenue	1,054		800		760		722		686		652		652	
Total Digital DEI Licensing Revenue (Ringtone and Download)	975		1,000		1,100		1,210		1,331		1,464		1,464	
Trademark Licensing Revenue	75		75		75		75		75		75		75	
Total Sales	$ 2,563	100%	$ 2,325	100%	$ 2,363	100%	$ 2,413	100%	$ 2,478	100%	$ 2,557	100%	$ 2,557	100%
Annual Growth - Non Digital UK Licensing Revenue			-2.1%		-5.0%		-5.0%		-5.0%		-5.0%			
Annual Growth - Non Digital DEI Licensing Revenue			-24.1%		-5.0%		-5.0%		-5.0%		-5.0%			
Annual Growth - Digital DEI Licensing Revenue			2.6%		10.0%		10.0%		10.0%		10.0%			
Annual Growth - Trademark Licensing Revenue			0.0%		0.0%		0.0%		0.0%		0.0%			
Licensing Expense														
Non Digital Expense	$ 403	15.7%	$ 352	15.2%	$ 335	14.2%	$ 318	13.2%	$ 302	12.2%	$ 287	11.2%	$ 287	11.2%
Digital Expense	121	4.7%	124	5.3%	136	5.8%	150	6.2%	165	6.7%	181	7.1%	181	7.1%
Trademark Licensing Expense	0	0.0%	0	0.0%	0	0.0%	0	0.0%	0	0.0%	0	0.0%	0	0.0%
Total Cost of Goods Sold	524	20.5%	476	20.5%	471	19.9%	468	19.4%	467	18.9%	469	18.3%	469	18.3%
Gross Profit	$ 2,039	79.5%	$ 1,849	79.5%	$ 1,891	80.1%	$ 1,945	80.6%	$ 2,011	81.1%	$ 2,089	81.7%	$ 2,089	81.7%
Selling, General, & Administrative Expense	1,191	46.5%	1,035	44.5%	1,056	44.7%	1,077	44.6%	1,098	44.3%	1,120	43.8%	1,120	43.8%
Amortization Expense	163	6.4%	145	6.2%	115	4.9%	63	2.6%	13	0.5%	0	0.0%	0	0.0%
Operating Income (EBIT)	$ 685	26.7%	$ 669	28.8%	$ 721	30.5%	$ 805	33.4%	$ 899	36.3%	$ 968	37.9%	$ 968	37.9%
Taxes Paid @36% (b)			0		0		0		0		0		349	
NOPAT (Net Operating Profit After Taxes)			$ 669		$ 721		$ 805		$ 899		$ 968		$ 620	
Plus: Depreciation and Amortization			$ 145		$ 115		$ 63		$ 13		$ 0		$ 0	
Less: Capital Expenditures			20		15		10		10		10		10	
Less: Incremental Working Capital			0		0		0		0		0		0	
Equals: Free Cash Flow			$ 794		$ 821		$ 858		$ 902		$ 958		$ 610	

Note:
(a) Assumes discontinuance of the retail music sales segment as of beginning of fiscal 2007. Projections provided by K-tel management and are based on licensing revenue only.
(b) Due to NOL tax carryforwards that could be applied to future earnings and management's projections, the company is expected to produce pretax losses after interest expense, therefore we assumed that no income taxes would be paid from FY 2007 - FY 2011.

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Valuation Analysis Present Value Calculations 16.0% 17.0% 18.0% 19.0% 20.0% Present Value of 2007 - 2011 Cash Flows $2,926 $2,879 $2,834 $2,790 $2,747 Plus: Present Value of Terminal Year Perpetuity Growth Rate 2.0% $2,545 $2,375 $2,227 $2,096 $1,979 3.0% $2,768 $2,570 $2,399 $2,249 $2,116 4.0% $3,027 $2,795 $2,595 $2,422 $2,271 Equals: Enterprise Value Perpetuity Growth Rate 2.0% $5,471 $5,255 $5,061 $4,886 $4,727 3.0% $5,694 $5,449 $5,233 $5,039 $4,864 4.0% $5,954 $5,674 $5,429 $5,212 $5,018 Debt less cash $10,929 Less: Present Value of NOL's (a) (345) Equals: Net Debt $10,584 Equals: Equity Value Perpetuity Growth Rate 2.0% ($5,113) ($5,330) ($5,524) ($5,699) ($5,858) 3.0% ($4,891) ($5,135) ($5,352) ($5,546) ($5,721) 4.0% ($4,631) ($4,911) ($5,156) ($5,373) ($5,567) Equals: Equity Value (Per Share) (b) 2.0% ($0.37) ($0.39) ($0.40) ($0.42) ($0.43) 3.0% ($0.36) ($0.38) ($0.39) ($0.41) ($0.42) 4.0% ($0.34) ($0.36) ($0.38) ($0.39) ($0.41) Note: (a) Present value of NOLs from 2012-2044. (b) Based on 13.65 million shares outstanding per management. WACC

Transaction Premium Analysis Examines premiums paid in reverse-stock split going private transactions since 2004 relative to the pre-announcement trading prices of the target company. We relied upon publicly available information, including SEC filings, company press releases and databases. We excluded transactions where the company had a pre-split market capitalization in excess of $50 million. We excluded transactions that implied a discount to the 20 day average trading price. Valuation Analysis

Reverse Stock Split Transactions Date Company Ticker Symbol Stock Split Ratio ($'s in 000's) Market Cap At Split Fractional Price 20 Day Average Price Implied Premium 3/3/2006 Major Automotive Companies, Inc. OTCPK:MJRC 1 - 1000 $15,677 $ 1.90 $1.75 8.6% 1/10/2006 Sagient Research, Inc. SRYS 1 - 101 $2,830 $ 0.12 $0.10 20.0% 12/22/2005 TouchTunes Music Corp. TTMX 1 - 2000 $6,227 $ 0.50 $0.43 17.1% 11/30/2005 Refocus Group RFCS 1 - 2000 $7,401 $ 0.35 $0.28 25.0% 9/22/2005 Community Invenstors Bancorp CIBN 1 - 300 $14,728 $ 15.00 $13.95 7.5% 8/29/2005 BF Enterprises BFET 1-3000 $29,684 $ 8.95 $8.54 4.8% 8/24/2005 Kestrel Energy KSTR 1 - 100 $11 $ 1.42 $0.99 43.7% 1/19/2005 Max & Ermas Restaurants, Inc. MAXE 1 - 200 $37,133 $ 16.00 $13.08 22.3% 1/10/2005 Trek Resources TRKX 1 - 100 $8,310 $ 2.50 $2.13 17.6% 12/22/2004 KS Bancorp, Ltd KSBI 1 - 200 $26,334 $ 24.00 $16.35 46.8% 11/4/2004 Webco Industries, Inc. WEBC NA $41,784 $ 6.50 $5.43 19.7% 1/9/2004 Safeguard Health Enterprise, Inc. SFGH 1 - 1,500 $11,185 $ 2.25 $1.90 18.4% Max 46.8% Median 19.1% Mean 21.0% Min 4.8% Source: Capital IQ, Bloomberg, and Craig-Hallum calculations.

Orderly Liquidation Analysis This analysis is based on adjusting a company’s assets to fair value and deducting all liabilities. Value indications represent the opposite of a going concern basis of value. We did not include the costs associated with liquidation (legal fees, brokerage, taxes, etc.) Valuation Analysis

Orderly Liquidation Analyses Value as of 9/30/2006 (a) Low High ASSETS Cash 1,470 $ 100% 100% 1,470 $ 1,470 $ Accounts Receivable 632 85% 95% $537 $600 Inventory (3/31/06) 452 50% 60% $226 $271 Royalty Advances 7 100% 100% $7 $7 Prepaid Expenses and Other 157 100% 100% $157 $157 2,718 $ 2,397 $ 2,506 $ Net Fixed Assets 53 0% 0% 0 0 Owned Catalog Masters (c) 2,500 85% 100% 2,130 2,500 5,271 $ 4,527 $ 5,006 $ LIABILITES Notes Payable 12,399 100% 100% 12,399 12,399 Accounts Payable 967 100% 100% 967 967 Accrued Royalties (3/31/06) 1,872 100% 100% 1,872 1,872 Reserve for Returns 109 100% 100% 109 109 Net Liabilities of Discontinued Operations 31 100% 100% 31 31 15,378 $ 15,378 $ 15,378 $ GROSS PROCEEDS AVAILABLE FOR DISTRIBUTION (d) (10,851) $ (10,372) $ Notes: (a) Based on 9/30/06 book value per form 10-Q. (b) Based on discussions with management (c) Range of value based on hypothetical relief-from-royalty analysis and comparative catalog sale transactions. (d) Prior to liquidation related costs and taxes. Asset Realization Percentage (b) Liquidation Values Hypothetical Orderly Total Liabilities Total Assets Total Current Assets High Low

Orderly Liquidation Analysis Revenue Stream - Fiscal 2007 $2,350 Assumed Royalty Rate (a) 25.0% Assumed Tax Rate 36.0% Discount Rate (b) 18.0% Constant Growth Rate 3.0% 2,500 $ Notes: Relief From Royalty Methodology Owned Master Catalog (a) Royalty rate selected based on discussions with management and Royalty Rates for Technology , 3rd edition. (b) Discount rate equals the Company's WACC assuming a licensing only business model. Hypothetical Value Indication

Orderly Liquidation Analysis Music Catalog Transactions ($'s in Thousands, except per title price) Date Buyer Seller Titles Price Paid Price Per Title 6/26/2006 Digital Music Group, Inc. Chancellor Records 2,000 $700 $0.35 5/10/2006 Digital Music Group, Inc. Green Linnet Records 2,500 $900 $0.36 K-tel Titles 6,000 Times Price Per Title $0.36 Implied Value $2,130 Source: Digital Music Group, Inc. Press Releases and SEC Filings. Included a review of transactions that closed since 2005 for which complete information was publicly available.

SECTION V Appendices

Comparable Public Company Descriptions Company Name Business Description Image Entertainment Inc. Image Entertainment, Inc. engages in the acquisition, production, and distribution of content for release on DVD. It acquires and exploits distribution rights to various general and specialty content on DVD, CD, and other home entertainment formats, including comedy, music concerts, urban, television and theatrical, country, gospel, foreign and silent films, and youth culture/lifestyle. As of March 31, 2006, its catalogue included approximately 3,000 DVD and 200 CD titles. The company also has audio content rights for distribution on compact discs, including albums, television and movie soundtracks, comedy programs, audio compilations from its live concert DVDs, and broadway original cast recordings. It sells its products to traditional retailers, specialty retailers, Internet retailers, wholesale distributors, as well as alternative distribution channels, including direct-to-consumer print catalogs, direct response campaigns, subscription services/club sales, home shopping television channels, and other nontraditional sales channels. The company was incorporated as Key International Film Distributors, Inc. in 1975 and changed its name to Image Entertainment, Inc. in 1983. Image Entertainment is headquartered in Chatsworth, California. Madacy Entertainment Income Fund Madacy Entertainment Income Fund operates as an unincorporated open-ended trust in Canada. The fund, through its wholly-owned subsidiary, Madacy Entertainment Trust, holds 65% interest in Madacy Entertainment LP, which develops, produces, and markets recorded music products, as well as offers home video products. It also involves in the distribution of other music labels, as well as in licensing of its proprietary recordings. Madacy Entertainment Income Fund is headquartered in Montreal, Canada. Napster Inc. Napster, Inc. provides online music for the consumer market. Its online music subscription services, Napster and Napster To Go, provide consumers with access to approximately 2,000,000 tracks. The company’s products help consumers to discover, access, and acquire songs by searching or browsing its catalogue, or accessing preprogrammed content through radio stations or custom compilations. Napster’s subscribers also have access to community features, such as sharing songs with other members and searching their collections. In addition, it operates a download music store, called Napster Light, where customers who are not subscribers, purchase individual tracks or albums. The company sells its online music services to end users worldwide through its Web site, affiliate network, and universities that have site licenses, as well as prepaid cards through its retail partners. It has strategic partnerships with Ericsson, Microsoft, Intel, iRiver, Dell, Samsung, Gateway, Toshiba, Tower Records Japan, Best Buy, Radio Shack, Dixons Group, The Link, PC World, and Currys. Napster was incorporated in 2000. It was formerly known as Roxio, Inc. and changed its name to Napster, Inc. in 2004. The company is headquartered in Los Angeles, California. Digital Music Group Inc. Digital Music Group, Inc. provides digital music recordings to online music stores. It purchases, licenses, or distributes music recordings in digital format from record labels, artists, and other content owners; and processes these recordings through its digital music processing system for delivery to online music stores. The company, through online music stores, offers consumers with access to music recordings, which are not readily accessible in music retailers or available in digital format. In addition, it provides means for music and other sound recording content owners to make their content available to consumers in online music stores. Further, Digital Music Group engages in the digital distribution of television, film, and video catalogs. The company distributes approximately 65,000 digital music recordings primarily to major online music stores and to selected specialty online music stores that offer its music recordings for sale to consumers. Digital Music Group was founded in April 2005. It was formerly known as Online Music Corporation and changed its name to Digital Music Group, Inc. in September 2005. The company is based in Sacramento, California. MediaBay Inc. MediaBay, Inc. operates as digital media, marketing, and publishing company in the United States. It offers audio titles in the areas of spoken audio entertainment, such as audio readings of books, newspapers, magazines, original productions, and radio broadcast transcripts. The company operates through three segments: Audio Book Club, Radio Spirits, and MediaBay.com. The Audio Book Club segment, a membership-based club, engages in the sale of audio books in direct mail and on the Internet. The Radio Spirits segment engages in the production, sale, licenses, and syndication of old-time radio programs. It also broadcasts its radio programs through a syndicated radio show on commercial stations in the United States, as well as broadcasts its 24-hour Radio Classics channels on Sirius and XM Satellite Radio. The MediaBay.com segment, a media portal, offers spoken word audio content in secure digital download formats. The company’s content library consists of genres of audiobooks, classic American radio shows, educational courses, university lectures, theatre plays, self improvement courses, television soundtracks, stand-up comedy, children's storytelling, parenting advice, and study guides.

Comparable Public Company–Trading Statistics (Shares Outstanding in Thousands) Company Name Ticker LTM Average Daily Volume Public Float Estimate Shares Outstanding Average Daily Volume/Public Float Average Daily Volume/Shares Outstanding Image Entertainment Inc. DISK 49 43% 21,577 0.53% 0.23% Madacy Entertainment Income Fund MEG.UN 46 98% 7,540 0.62% 0.60% Napster Inc. NAPS 902 97% 44,900 2.06% 2.01% Digital Music Group Inc. DMGI 31 79% 9,035 0.43% 0.34% MediaBay Inc. MBAY 336 75% 10,516 4.25% 3.20% Max 902 98% 44,900 4.25% 3.20% Mean 273 79% 18,714 1.58% 1.27% Median 49 79% 10,516 0.62% 0.60% Min 31 43% 7,540 0.43% 0.23% K-tel International, Inc. KTEL 5 39% 1,399 0.85% 0.33% . Public Float Analysis

Weighted Average Cost of Capital Analysis Formula: Cost of Equity = (Risk Free Rate) + (Beta*Equity Risk Premium) + Size Premium + Unsystematic Risk Premium Contribution Weight (a) Pre-Tax After Tax Debt Capital 40.0% 9.3% (b) 5.9% 2.4% Equity Capital 60.0% na 26.5% 15.9% Assumed Tax Rate 36.0% WACC 18.3% Risk-Free Rate (c) 4.6% Beta (d) 1.66 Plus Market Risk Premium (e) 6.3% Plus Size Premium (f) 6.4% Plus Unsystematic Risk Premium (g) 5.0% Cost of Common Equity 26.5% Note: (a) Based on a long-term capital structure in accordance with management's projections. (b) Based on current interest rate of K-tel's debt. (c) Based on 20-Year Treasury Bond Yield. (d) 3 year levered beta of Image Entertainment, Inc. whose current capital structure approximates the assumed capital structure of K-tel (Source: Bloomberg Financial). (e) Source: Ibbotson Associates 2006 Yearbook. (f) Source: Ibbotson Associates 2006 Yearbook. (g) Craig-Hallum estimate of company specific risk. Cost of Equity Calculation Weighted Average Cost of Capital Calculation Cost of Capital Capital Asset Pricing Model to WACC

Value of NOL Tax Benefits (a) ` 2012 2013 2014 2015 2016 2017 2044 EBIT (b) $997 $1,027 $1,058 $1,090 $1,123 $1,156 $2,568 Less: Assumed Interest Expense ($1,116) ($1,116) ($1,116) ($1,116) ($1,116) ($1,116) ($558) EBT ($118) ($89) ($58) ($26) $7 $40 $2,011 Unused NOL Beginning of Year $23,100 $23,100 $23,100 $23,100 $23,100 $23,093 $2,101 Unused NOL End of Year $23,100 $23,100 $23,100 $23,100 $23,093 $23,053 $90 Amount Used $0 $0 $0 $0 $7 $40 $2,011 PV Factor @ 18% 1.0863 1.2818 1.5125 1.7848 2.1061 2.4851 216.8529 Present Value $0 $0 $0 $0 $3 $16 $9 PV of NOL's @ 2012-2047 $726 Discount Factor @ 18% 2.106 PV of NOL $345 Note: (a) The net operating loss (NOL) carryforwards is approximately $43.2 million and $20.1 million relates to deductions associated with the exercise of stock options. The (b) Base year 2011 EBIT grown at 3% into perpetuity. Present Value Calculation of NOL's ($'s in Thousands) NOL to be used for offsetting taxable income is assumed to be $23.1 million according to management.